                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

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                                Astro-Med, Inc.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                                Astro-Med, Inc.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


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                                ASTRO-MED, INC.
                           ASTRO-MED INDUSTRIAL PARK
                           600 EAST GREENWICH AVENUE
                       WEST WARWICK, RHODE ISLAND 02893

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 20, 1997

To the Shareholders of Astro-Med, Inc.:

  Notice is hereby given that the 1997 Annual Meeting of Shareholders of Astro-Med, Inc. (the "Company") will be held at the offices of the Company, Astro-Med Industrial Park, 600 East Greenwich Avenue, West Warwick, Rhode Island on Tuesday May 20, 1997, beginning at 10:00 a.m., for the purpose of considering and acting upon the following:

    (1) Electing five directors to serve until the next annual meeting of shareholders or until their successors are elected and have qualified.

    (2) Acting upon a proposal to approve the adoption of the Company's 1997 Incentive Stock Option Plan.

    (3) Transacting such other business as may properly come before the meeting.

  The close of business on March 28, 1997 has been fixed as the record date for determining shareholders entitled to vote at the Annual Meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                                   Margaret D. Farrell
                                                        Secretary

April 25, 1997

 Kindly fill in, date and sign the enclosed proxy and promptly return it in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you are personally present at the meeting, the proxy will not be used without your consent.

                                ASTRO-MED, INC.

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 20, 1997

SOLICITATION AND REVOCATION OF PROXIES

  The accompanying proxy is solicited by the Board of Directors of Astro-Med, Inc. (herein called the "Company") in connection with the annual meeting of the shareholders to be held May 20, 1997. The Company will bear the cost of such solicitation. It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally by regular employees of the Company at nominal cost. The Company may reimburse brokerage houses and other custodians, nominees and fiduciaries holding stock for others in their names, or in those of their nominees, for their reasonable out-of-pocket expenses in sending proxy material to their principals or beneficial owners and obtaining their proxies. Any shareholder giving a proxy has the power to revoke it at any time prior to its exercise, but the revocation of a proxy will not be effective until notice thereof has been given to the Secretary of the Company. Every properly signed proxy will be voted in accordance with the specification made thereon. This proxy statement and the accompanying proxy are expected to be first sent to shareholders on or about April 25, 1997.

ELECTION OF DIRECTORS

  At the annual meeting, five directors are to be elected to hold office until the next annual meeting or until their respective successors are elected and qualified. The persons named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed, for the election to the Board of Directors of the persons named below, all of whom are now directors of the Company. Certain information concerning such nominees is set forth below:

     NAME AND AGE         BUSINESS EXPERIENCE DURING PAST FIVE YEARS DIRECTOR SINCE
     ------------         ------------------------------------------ --------------
Albert W. Ondis (71)....  Chairman of the Company.                        1969
Everett V. Pizzuti (60).  President of the Company.                       1985
Jacques V. Hopkins (66).  Partner, Hinckley Allen & Snyder                1969
                           (Attorneys at Law).
Hermann Viets, Ph.D.      President, Milwaukee School of                  1988
 (54)...................   Engineering (since 1991); Dean,
                           College of Engineering, University of
                           Rhode Island.
Neil K. Robertson (59)..  Independent investment research                 1991
                           consultant.

VOTING AT MEETING

  Only shareholders of record at the close of business on March 28, 1997 will be entitled to vote at the meeting. On the record date, there were 4,927,642 shares of common stock of the Company outstanding. There was no other outstanding class of voting securities. Each shareholder has one vote for every share owned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 28, 1997 (except as noted) the record and beneficial ownership of the Company's outstanding shares of common stock by each person who is known to the Company to own of record or beneficially more than 5 percent of such stock, by each director of the Company, by each executive officer named in the Summary Compensation Table and by all directors and officers of the Company as a group:

                                                   NUMBER OF SHARES  PERCENT OF
            NAME OF BENEFICIAL OWNER              BENEFICIALLY OWNED   CLASS
            ------------------------              ------------------ ----------
Albert W. Ondis, 600 East Greenwich Avenue, West
 Warwick, Rhode Island...........................     1,288,508(1)      22.4%
Jacqueline B. Ondis, 40 Oak Grove Street, War-
 wick, Rhode Island..............................       416,061(2)       8.4%
Everett V. Pizzuti, 600 East Greenwich Avenue,
 West Warwick, Rhode Island......................       354,034(3)       7.0%
Dimensional Fund Advisors, Inc., 1299 Ocean
 Avenue, Santa Monica, California................       326,150(4)       6.6%
Kennedy Capital Management, Inc., 10829 Olive
 Boulevard, St. Louis, Missouri..................       268,000(5)       5.4%
David M. Gaskill.................................       125,143(6)       2.4%
Hermann Viets....................................        62,612(7)       1.3%
Jacques V. Hopkins...............................        55,582(8)       1.1%
Elias G. Deeb....................................        38,604(9)         *
Neil K. Robertson................................        19,000(10)        *
Joseph P. O'Connell..............................         5,000(11)        *
All directors and officers of the Company as a
 group [11]......................................     1,823,044(12)     34.9%

--------
 *  Less than 1%
(1) Includes 3,791 shares held by children, 18,000 shares deemed to be beneficially owned because of exercisable options to acquire shares and 1,950 shares allocated to his account under the Company's Employee Stock Ownership Plan.
(2) Includes 91,061 shares held as custodian for children.
(3) Includes 4,975 shares held by children, 166,475 shares deemed to be beneficially owned because of exercisable options to acquire shares and 1,830 shares allocated to his account under the Company's Employee Stock Ownership Plan.
(4) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of the number of shares shown as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, to which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
(5) Kennedy Capital Management, Inc., a registered investment advisor, is deemed to have beneficial ownership of the number of shares shown as of December 31, 1996.
(6) Includes 7,500 shares held by Mr. Gaskill's wife, 37,500 shares deemed to be beneficially owned because of exercisable options to acquire shares and 1,543 shares allocated to his account under the Company's Employee Stock Ownership Plan.
(7) Includes 112 shares held by Dr. Viets as custodian for a child and 1,000 shares deemed to be beneficially owned because of exercisable options to acquire shares.

(8) Includes 4,250 shares held by Mr. Hopkins' wife, 39,900 shares held as a trustee of a trust for the benefit of the children of Mr. Ondis, 6,182 shares held as custodian for children of Mr. Ondis, and 1,000 shares deemed to be beneficially owned because of exercisable options to acquire shares.
(9) Includes 313 shares held by Mr. Deeb's wife, 591 shares held by children, 23,250 shares deemed to be beneficially owned because of exercisable options to acquire shares and 1,311 shares allocated to his account under the Company's Employee Stock Ownership Plan.
(10) Includes 18,000 shares held by Mr. Robertson as trustee of a living trust of his and 1,000 shares deemed to be beneficially owned because of exercisable options to acquire shares.
(11) Includes 5,000 shares deemed to be beneficially owned because of exercisable options to acquire shares.
(12) Includes 299,975 shares deemed to be beneficially owned because of exercisable options to acquire shares and 8,640 shares allocated to the accounts of officers under the Company's Employee Stock Ownership Plan.

EXECUTIVE COMPENSATION

  The following table shows the total compensation paid or accrued, together with other information, for the Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose total annual salary and bonus for the fiscal year ended January 31, 1997 exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                       SECURITIES
                             FISCAL YEARS              UNDERLYING
                                ENDED                   OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION   JANUARY 31  SALARY($)(1) GRANTED(#) COMPENSATION($)(2)
---------------------------  ------------ ------------ ---------- ------------------
Albert W. Ondis.........         1997       $229,020        --          $3,281
 Chairman, Chief Execu-          1996        221,878        --           3,794
 tive Officer                    1995        216,687     15,000          5,274
Everett V. Pizzuti......         1997        206,629     50,000          3,279
 President, Chief Oper-          1996        200,257        --           3,487
 ating Officer                   1995        192,247     15,000          4,963
David M. Gaskill........         1997        130,276      7,500          1,628
 Vice President, Re-             1996        123,854        --           2,192
 search and Development          1995        119,379     10,000          2,500
Joseph P. O'Connell (3).
 Vice President and              1997        125,474      5,000            --
 Treasurer, Chief Finan-         1996            --         --             --
 cial Officer                    1995            --         --             --
Elias G. Deeb...........         1997        114,323      5,000          2,712
 Vice President--Media           1996        108,669        --           2,686
 Products                        1995        104,008      7,500          2,843

--------
(1) Value of perquisites aggregated less than 10% of the total annual salary and bonus for each individual and accordingly, amounts related to perquisites have not been included in the summary compensation table.
(2) Amounts of All Other Compensation consist of the Company's annual contributions, including matching contributions, to the Astro-Med, Inc. Profit-Sharing Plan and the Astro-Med, Inc. Employee Stock Ownership Plan. Both of these retirement plans are described below.
(3) Mr. O'Connell became employed by the Company effective March 6, 1996.

REPORT ON EXECUTIVE COMPENSATION

  Through and including the fiscal year ended January 31, 1997, the Board of Directors has delegated to senior management (the CEO, COO, and CFO) the authority to fix compensation (other than stock options as discussed below) for the Company's executives and key employees. Compensation consists of two principal elements (other than stock options): salary and bonus.

  EXECUTIVE COMPENSATION PHILOSOPHY. Compensation of the Company's executive officers should link management initiatives with the actual financial performance of the Company. Similarly, the compensation should attract, retain and motivate highly qualified individuals to achieve the Company's business goals and link their interests with shareholder interests.

  SALARY. Base salaries for executive officers were established a number of years ago after reviewing compensation for competitive positions at manufacturing companies of comparable size and profitability operating in a similar industry. Base salaries have since been increased at annual rates which approximate the general rates of increase of compensation for all employees of the Company and for generally publicized competitive positions elsewhere in industry.

  BONUS. The Company maintains a subjective bonus pool for the purpose of providing incentives in the form of a quarterly cash bonus to officers and other key employees of the Company. Awards are intended to reflect Company profitability, achievement of overall Company objectives and individual performances, considered both in terms of effort and results. The size of the bonus pool and of individual awards may vary, up or down, from year to year. In recent years, an annual bonus pool has been budgeted at approximately $250,000, but the actual amounts of any bonus payments are determined quarterly. No bonus payments were made in the fiscal years ended January 31, 1996 or 1997.

  STOCK OPTIONS. Total executive compensation includes long-term incentives afforded by stock options. Stock option grants are made by the Stock Option Committee of the Board of Directors (consisting of Mr. Robertson and Dr. Viets) upon consideration of recommendations made by senior management. The objectives of option grants are to align the long-term interests of executives and key employees with shareholder interests, by creating a strong and direct link between compensation and total shareholder return. In this connection, grants are intended to enable recipients to develop and maintain significant long-term stock ownership in the Company. Stock options are the principal vehicle for the payment of long-term compensation. Grants of stock options reflect subjective consideration of such matters as other compensation and the employee's position in the Company and contributions to the Company.

  COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. Ondis is eligible to participate in the same executive compensation plans available to other senior executives. Effective in February 1996, his base salary was increased from $213,000 to $219,390, representing a 3% increase, deemed consistent with salary increases, among executives in similar positions in similar industries. No bonus or option grants were made during fiscal year 1997.

  DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to a public company's five highest paid executive officers to the extent any such officer's annual compensation exceeds $1,000,000, subject to certain exceptions. The Board of Directors has deferred adopting a policy on this issue as it does not expect the compensation of these individuals to reach relevant levels in the near future.

  CONCLUSION. Through the program described above, the Board of Directors firmly believes a direct link has been established between the Company's financial performance, executive compensation and resultant stock price performance.

  Members of the Board:

               Albert W. Ondis
               Everett V. Pizzuti
               Jacques V. Hopkins
               Hermann Viets, Ph.D.
               Neil K. Robertson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As described in the Report on Executive Compensation above, the full Board of Directors functions as a Compensation Committee. Mr. Ondis and Mr. Pizzuti are both executive officers of the Company and members of the Board of Directors.

PERFORMANCE GRAPH

  Set forth below is a line graph prepared for the Company by Media General Financial Services to compare the cumulative total return on the Company's common stock against the cumulative total return of a broad equity market index and a peer group index for the period of five fiscal years ended January 31, 1997. The peer group is comprised of nearly 171 companies classified as electronic equipment manufacturers. The total returns assume $100 invested on February 1, 1992 with reinvestment of dividends.


                    [PERFORMANCE GRAPH CHART APPEARS HERE]

                                              FISCAL YEARS ENDED JANUARY 31
                                         ---------------------------------------
                                         1992  1993   1994   1995   1996   1997
                                         ---- ------ ------ ------ ------ ------
Astro-Med, Inc.......................... 100  107.32  82.66  87.33  67.63  62.88
Industry Index.......................... 100  125.61 181.38 191.07 255.68 417.34
Broad Market............................ 100   99.66 125.55 118.65 166.13 218.63

INDEBTEDNESS OF MANAGEMENT

  The following information describes loans to directors and executive officers of the Company whose indebtedness to the Company exceeded $60,000 at any time during the fiscal year ended January 31, 1997.

                                                        LARGEST
                                                       AMOUNT OF     AMOUNT OF
                                                      INDEBTEDNESS  INDEBTEDNESS
                                                     OUTSTANDING AT OUTSTANDING
       NAME                                             ANY TIME    AT YEAR END
       ----                                          -------------- ------------
Albert W. Ondis, Chairman and Director..............    $321,640      $321,640
Everett V. Pizzuti, President and Director..........     131,624       131,624

  The indebtedness is comprised of unsecured non-interest bearing demand notes for loans made from time to time to the persons named.

PROFIT-SHARING PLAN

  The Company has a qualified Profit-Sharing Plan which provides retirement benefits to substantially all employees of the Company and provides for contributions into a trust fund in such amounts as the Board of Directors may annually determine. Each eligible employee shares in contributions on the basis of length of service and relative (limited to $150,000) compensation.

  In addition, participants are permitted to defer up to 15% of their cash compensation and make contributions of such deferral to this Plan through payroll deductions. The Company makes matching contributions equal to 50% of the first percent of compensation contributed and 25% of the second and third percent. The deferrals are made within the limits prescribed by Section 401(k) of the Internal Revenue Code.

  The Plan provides for the vesting of 100% of contributions made by the Company to the account of an employee after five years of service. Contributions by an employee are 100% vested immediately. The Company's contributions paid or accrued for the fiscal year ended January 31, 1997 amounted to $185,000.

EMPLOYEE STOCK OWNERSHIP PLAN

  The Company has an Employee Stock Ownership Plan which provides retirement benefits to substantially all employees of the Company. Contributions in such amounts as the Board of Directors may annually determine are allocated among eligible employees on the basis of relative (limited to $100,000) compensation. Participants are 100% vested in any and all allocations to their accounts. Contributions, which may be in cash or stock, are invested by the Plan's Trustees in shares of common stock of the Company. The Company's contributions paid or accrued for the fiscal year ended January 31, 1997 amounted to $100,000.

EMPLOYEE STOCK OPTION PLANS

  The Company has a Non-Qualified Stock Option Plan adopted in the fiscal year ended January 31, 1990 under which options for an aggregate of 150,000 shares of common stock may be granted to officers and key employees of the Company at an exercise price of not less than 50% of the market price on the date of grant. Options for an aggregate of 50,000 shares, with an exercise price of $8.31 were granted during the fiscal year ended January 31, 1997.

  The Company also has an Incentive Stock Option Plan adopted in the fiscal year ended January 31, 1990 under which options for an aggregate of 300,000 shares of common stock were granted to officers and key employees at an exercise price of not less than 100% of the market price on the date of grant. Options for an aggregate of 242,600 shares with exercise prices ranging from $3.33 to $14.30 per share were outstanding at January 31, 1997.

  In addition, the Company has an Incentive Stock Option Plan adopted in the fiscal year ended January 31, 1994 under which options for an aggregate of 250,000 shares of common stock may be granted to officers and key employees at an exercise price of not less than 100% of the market price on the date of grant. Options for an aggregate of 96,000 shares were granted during the fiscal year ended January 31, 1997. Options for an aggregate of 183,000 shares with exercise prices ranging from $8.31 to $11.28 per share were outstanding at January 31, 1997.

  The following tables present certain information concerning stock options granted and exercised by each executive officer named in the Summary Compensation Table during the fiscal year ended January 31, 1997, and the year-end value of unexercised options held by each of those officers.

               AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED
             JANUARY 31, 1997 AND OPTIONS HELD AT JANUARY 31, 1997

                                                SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                 UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                           SHARES                AT FISCAL YEAR END        AT FISCAL YEAR END
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
                          EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             (#)      ($)(1)      (#)          (#)        ($)(2)       ($)(2)
                         ----------- -------- ----------- ------------- ----------- -------------
Albert W. Ondis.........     --        --        18,000         --       $    --        $ --
Everett V. Pizzuti......     --        --       166,475      57,400       289,219         --
David M. Gaskill........     --        --        37,500         --            --          --
Joseph P. O'Connell.....     --        --           --        5,000           --          --
Elias G. Deeb...........     --        --        23,250         --         13,167         --

--------
(1) Amount represents excess of market value over exercise price on date of exercise. Income taxes which may have been payable by individual are not reflected.
(2) Amount represents excess of market value as of January 31, 1997 over exercise price.

                          OPTION GRANTS--FISCAL YEAR
                            ENDED JANUARY 31, 1997

                                    INDIVIDUAL GRANTS
                         -----------------------------------------
                                      % OF TOTAL                              POTENTIAL REALIZABLE VALUE
                          OPTION    OPTIONS GRANTED   PER SHARE               AT ASSUMED ANNUAL RATES OF
                          GRANTS    TO EMPLOYEES IN EXERCISE PRICE EXPIRATION  STOCK PRICE APPRECIATION
          NAME              (#)       FISCAL YEAR        ($)          DATE        FOR OPTION TERM (1)
          ----           ---------  --------------- -------------- ---------- ---------------------------
                                                                                 5% ($)        10% ($)
                                                                              ------------- -------------
Everett V. Pizzuti...... 50,000 (2)      34.2%         $8.3125      3/11/06   $     261,384 $     662,399
David M. Gaskill........  7,500 (3)       5.1%          8.44        2/27/06          39,809       100,884
Joseph P. O'Connell.....  5,000 (4)       3.4%          8.3125      3/11/06          26,138        66,240
Elias G. Deeb...........  5,000 (3)       3.4%          8.44        2/27/06          26,539        67,256

--------
(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises or stock holdings are dependent on the future performance of the stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
(2) All options became exercisable on October 11, 1996.
(3) All options became exercisable on September 27, 1996.
(4) All options became exercisable on March 6, 1997.

OTHER INFORMATION RELATING TO DIRECTORS

  During the fiscal year ended January 31, 1997, the Board of Directors held four formal meetings. The Board has an Audit Committee consisting of Mr. Robertson and Dr. Viets, whose primary duties and responsibilities include meeting with the companies independent accountants to review the annual audit scope, the audit of financial statements, the adequacy of internal controls and other relevant matters. One formal committee meeting was held during the fiscal year ended January 31, 1997. The Board has no standing nominating, compensation or similar committee, except for a Stock Option Committee comprised of Mr. Robertson and Dr. Viets which administers the Company's employee stock option plans. Dr. Viets, Mr. Robertson and Mr. Hopkins are paid an annual retainer fee of $3,500 plus $500 for each Board meeting attended.

  Those directors who are not also officers and employees of the Company receive options to purchase common stock under the Company's Non-Employee Director Stock Option Plan (the "Director Plan") as compensation for their services to the Company. Under the Director Plan, each non-employee director received an initial non-qualified option to purchase 1,000 shares of common stock on May 21, 1996, the date the Company's shareholders approved the Director Plan. Non-employee directors who are elected after May 21, 1996 will receive an initial non-qualified option to purchase 1,000 shares of common stock on the date of the director's initial election to the Board of Directors. Beginning in 1997, each non-employee director (other than a director first elected after June 30 of the prior year) receives an annual non-qualified option to purchase 1,000 shares of common stock as of the first business day of January of each year. All options have an exercise price equal to the market price of the common stock on the date of the grant and are exercisable for a term of ten years. Options vest six months after the grant date, unless automatically accelerated in the event of death, disability, or a change of control. A total of 30,000 shares have been reserved for issuance under the Director Plan. Messrs. Hopkins, Robertson and Viets each received options to acquire 1,000 shares at $9.25 per share on May 21, 1996 and 1,000 shares at $8.25 on January 2, 1997.

  Directors who are also officers and employees of the Company are not entitled to receive any compensation in addition to their compensation for services as officers or employees.

  The law firm of Hinckley Allen & Snyder, of which Mr. Hopkins is a partner, provides legal services to the Company.

  No officer, director or nominee or director of the Company or any associate of any of the foregoing had during the fiscal year ended January 31, 1997 any material interest, direct or indirect, in any material transaction or any material proposed transaction to which the Company was or is to be a party.

1997 INCENTIVE STOCK OPTION PLAN PROPOSAL

  On March 24, 1997 the Board of Directors adopted the 1997 Incentive Stock Option Plan (the "1997 Plan") in the form included with this Proxy Statement as Annex A, subject to approval by the affirmative vote of holders of a majority of the shares of common stock represented in person or by proxy at the meeting, to provide for the grant of awards covering a maximum of 250,000 shares of common stock, subject to adjustment in the event of stock dividends, splits, recapitalizations and similar transactions. Such shares would represent approximately 5% of the outstanding common stock.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE 1997 PLAN.

  The following description of the 1997 Plan assumes approval of the 1997 Plan by the shareholders.

  OPERATION OF THE 1997 PLAN. The 1997 Plan will be administered by a committee consisting of at least two members of the Board appointed by the Board (the "Stock Option Committee"). None of the members of such committee shall be an officer or other employee of the Company. Awards may be granted to executive officers and other key employees of the Company and its subsidiaries. The 1997 Plan's eligibility criteria are intended to encompass a group which is currently estimated at 85 individuals. The Stock Option Committee will base its selection of award recipients, and its determination of the number of shares of common stock to be covered by each award, on the nature of employees' duties and present and potential contributions to the Company's success and other factors it deems relevant.

  AWARDS. The 1997 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Shares covered by expired or terminated options may be available for subsequent awards. No options may be granted more than ten years after the date of the shareholders' approval of the 1997 Plan.

  The option price of incentive stock options will not be less than the market price of common stock on the date of grant (or not less than 110% of such market value in the case of incentive stock options granted to an employee or officer holding 10% or more of the voting stock of the Company). The aggregate fair market value (determined as of the grant date) of the stock covered by options granted under the 1997 Plan (and under all other incentive stock option plans of the Company) which are exercisable for the first time by an employee during any one calendar year cannot exceed $100,000.

  Options are not exercisable unless an employee has been continuously employed by the Company for at least one year. An option may be exercised by payment of the option price in cash or, in the discretion of the Committee, in already owned shares of common stock or a combination thereof.

  Options will not be transferable otherwise than by will or the laws of descent and distribution and may be exercised during the holder's lifetime only by the holder or by the holder's guardian or legal representative (unless such exercise would disqualify an option as an incentive stock option). Upon termination of employment of an employee under circumstances acceptable to the Stock Option Committee (whose determination is final and conclusive), except by reason of death or total disability, an option (to the extent otherwise exercisable) may be exercised at any time within ninety (90) days after the date of termination. In the case of the total disability of an employee while employed, any previously granted options (to the extent otherwise exercisable) may be exercised within a period ending on the earlier of the expiration of the options or one year after the employee's total disability. In the case of death of an employee while employed, any options (to the extent otherwise eligible) may be exercised within a period ending on the earlier of the expiration of the options or six months after the employee's death.

  Under the 1997 Plan, the Board of Directors may provide, in the event it recommends that the Company sell substantially all of its assets or that the shareholders sell or exchange their shares or that the Company merge or consolidate with another corporation or be liquidated or dissolved, that a holder of any outstanding options must exercise such options by a specified date (not less than 60 days from the date of any notice to that effect) and any nonexercised options will expire on such date.

  PLAN AMENDMENT. The Board of Directors may modify, revise or terminate the 1997 Plan at any time and from time to time, except that no action of the Board may, unless duly approved by the shareholders, (i) increase the maximum number of shares subject to the 1997 Plan; (ii) change the option price or the manner of determining the option price; (iii) extend the period within which options may be granted; (iv) extend the termination date of the 1997 Plan; (v) permit participation by Directors who are not full time officers or employees; or (vi) change the aggregate $100,000 annual limit described above.

  ANTI-TAKEOVER EFFECTS. Unless the Committee determines otherwise, all outstanding options shall become immediately exercisable upon a Change of Control Event. A Change of Control Event includes (i) any purchase of common stock pursuant to a tender offer or exchange offer (other than by the Company), (ii) the acquisition of 30% or more of the beneficial ownership of the combined voting securities of the Company by any person or group (as used in the Securities Exchange Act of 1934), other than the Company or its subsidiaries or any employee benefit plan of the Company or any current officer or director of the Company, which person or group did not theretofore beneficially own 30% or more of the combined voting securities of the Company,
(iii) approval by Company shareholders of a consolidation, a merger in which the Company does not survive, or the sale of substantially all of the Company's assets, or (iv) a change in the composition of a majority of the Company's Board over a two-year period unless the selection or nomination of each of the new members is approved by two-thirds of those remaining members of the Board who were members at the beginning of the two-year period. The provisions of the 1997 Plan permitting acceleration of the exercise of outstanding options may have an anti-takeover effect.

  FEDERAL INCOME TAX CONSIDERATIONS. Grants of incentive stock options under the 1997 Plan will have no immediate tax consequences to the Company or the employee. If the employee exercises an incentive stock option and does not dispose of the acquired shares within two years after the grant of the option or within one year after the date of the transfer of such shares to him (a "disqualifying disposition"), he will realize no compensation income, and any gain or loss that he realizes on his subsequent disposition of such shares will be treated as long-term capital gain or loss. For purposes of the alternative minimum tax, however, the amount by which the fair market value of the acquired shares at the time of exercise exceeds the option price will be included in alternative minimum taxable income.

  If the employee makes a disqualifying disposition of shares acquired by the exercise of an incentive stock option, he will be required to include in income, as compensation, the lesser of (i) the difference between the option price and the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses), and
(ii) the amount of gain realized. In addition, depending upon the amount received as the result of such disposition, the employee may realize long-term or short-term capital gain or loss.

  The Company will be entitled to a deduction at the same time and in the same amount as the employee is in receipt of compensation income as a result of a disqualifying disposition. If there is no disqualifying disposition, no deduction will be available to the Company.

  The exercise of any portion of an option that is accelerated as a result of a change of control event, may cause payments with respect to such accelerated options to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible, in whole or in part, and may subject the employee to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Company selected Arthur Andersen LLP as independent certified public accountants to audit the financial statements of the Company for fiscal year ended January 31, 1997. This firm has audited the Company's financial statements annually since the fiscal year ended January 31, 1982. Although no accountants have yet been selected to audit the financial statements of the Company for the fiscal year ending January 31, 1998, it is expected that Arthur Andersen LLP will again be selected. It is further expected that a representative of Arthur Andersen LLP will be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and that such representative will be available to respond to appropriate questions.

FINANCIAL REPORTS

  A copy of the annual report of the Company for the fiscal year ended January 31, 1997, including the Company's annual report to the Securities and Exchange Commission on Form 10-K, accompanies this proxy statement. Such report is not part of this proxy statement.

PROPOSALS FOR 1998 ANNUAL MEETING

  The 1998 annual meeting of the shareholders of the Company is scheduled to be held on May 19, 1998. If a shareholder intending to present a proposal at that meeting wishes to have such a proposal included in the Company's proxy statement and form of proxy relating to the meeting, the shareholder must submit the proposal to the Company no later than December 31, 1997.

OTHER MATTERS

  No business other than that set forth in the attached Notice of Meeting is expected to come before the annual meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company. In the event any of the nominees for the office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies will vote for other persons in their place in what they consider the best interests of the Company.

  You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke your proxy at any time before it is voted.

                                          By order of the Board of Directors

                                                   Margaret D. Farrell
                                                        Secretary

Dated: April 25, 1997

                                                                        ANNEX A

               ASTRO-MED, INC. 1997 INCENTIVE STOCK OPTION PLAN

  1. PURPOSE. The purpose of this 1997 Incentive Stock Option Plan (the "1997 ISO Plan") is to attract and retain key employees of Astro-Med, Inc. (the "Company") and to provide them with additional incentive for unusual industry and efficiency by offering an opportunity to acquire a proprietary stake in the Company and its future growth. It is the view of the Company that this goal may best be achieved by granting stock options.

  2. ADMINISTRATION. (a) The 1997 ISO Plan shall be administered by a committee of the Board of Directors (the "Board"), consisting of not less than two members (the "Stock Option Committee"). It is the intention of the Company that so long as the Company has a class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1997 ISO Plan shall be administered by persons who shall be "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act but the authority and validity of any act taken or not taken by the Stock Option Committee shall not be affected if any person administering the 1997 ISO Plan is not a disinterested person; and provided, that, with respect to individual participants who are not subject to Section 16(b) of the Exchange Act, the Stock Option Committee may delegate authority to administer the 1997 ISO Plan to another committee of directors (the "Employee Committee") which committee may include directors who are not disinterested persons. Unless the context otherwise required, the term "Committee" shall refer to both the Stock Option Committee and the Employee Committee.

  (b) The Committee shall have plenary authority in its discretion, subject to and not inconsistent with the express provisions of the 1997 ISO Plan to grant options, to determine the purchase price of the shares of common stock covered by each option, the term of each option, the persons to whom, and the time or times at which options shall be granted, and the number of shares to be covered by each option; to interpret the 1997 ISO Plan; to prescribe, amend and rescind rules and regulations relating to the 1997 ISO Plan; to determine the terms and provisions of the option agreements (which need not be identical) entered into in connection with awards under the 1997 ISO Plan; and to make all other determinations deemed necessary or advisable for the administration of the 1997 ISO Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all persons who have received awards, the Company and all other interested persons. No member or agent of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the 1997 ISO Plan or awards made thereunder, and all members and agents of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation. No Committee member shall be liable for any action, determination or interpretation made in good faith and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

  3. AMOUNT OF STOCK SUBJECT TO PLAN. The amount of stock which may be issued under options pursuant to the 1997 ISO Plan is two hundred fifty thousand (250,000) shares of the Company's $.05 par value common stock (the "common stock"). If any options terminate or expire for any reason without having been exercised in full, the shares not purchased under the options may again be subjected to options granted under the 1997 ISO Plan to the extent not prohibited by Rule 16b-3.

  4. ELIGIBILITY. Key employees of the Company or any subsidiary shall be eligible to participate in the 1997 ISO Plan, except that directors who are not full time officers or employees shall not be eligible to participate. Key employees shall be those employees, including officers, who are deemed by the Committee to be of primary importance in the operation of the Company's business. The Committee may in its discretion from time to time grant options to any or all eligible employees to purchase such number of shares as the Committee shall determine, subject to the limitation that except as hereinafter provided, no option may be granted hereunder to any employee who, at the time such option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary or parent. The foregoing limitation shall not apply if, at the time such option is granted, the option price is at least one hundred ten percent (110%) of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five (5) years from the date such option is granted, or such shorter period as may be determined by the Committee, unless sooner terminated under Paragraph 10 or Paragraph 12 below. Fair market value for this purpose shall be determined at the time and in the manner set forth in Paragraph 6 below. As used in the 1997 ISO Plan, the term "subsidiary" has the meaning ascribed to "subsidiary corporation" by (S)424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and the term "parent" has the meaning ascribed to "parent corporation" by (S)424(e) of the Code.

  5. AGGREGATE ANNUAL LIMIT. The aggregate fair market value (determined as of the respective date or dates of grant of an option hereunder) of the stock with respect to which options hereunder granted (and all other incentive stock option plans of the Company or any subsidiary or parent) are exercisable for the first time by any employee during any one calendar year shall not exceed $100,000. In the event that (S)422(d) of the Code is amended to alter the limitation set forth therein so that, following such amendment, such limitation shall differ from the limitation set forth herein, then the limitation of this Paragraph 5 shall be automatically amended to conform to the limitation of such section of the Code.

  6. OPTION PRICE AND PAYMENT. The option price of the shares of common stock subject to each option will be fixed by the Committee but, subject to the limitation set forth in Paragraph 4 above, will not be less than one hundred percent (100%) of fair market value of the common stock determined as of the date of the granting of the option. Upon the exercise of the option, the option price may be paid in one or more of the following ways, as the Committee in its discretion determines: (i) in full in cash; or (ii) by exchanging other shares of the Company's common stock owned by the owner of such option. The term "fair market value" shall be deemed to be the mean between the high and low selling prices on any exchange on which the stock is listed (or over-the-counter if such stock is not then listed on such exchange), on the date the option is granted or, if no sale has taken place, the mean between bid and asked prices on such date. However, if any such method is inconsistent with any regulations applicable to incentive stock options heretofore or hereafter adopted by the Commissioner of Internal Revenue, then the fair market value shall be determined by the Committee in accordance with such regulations.

  7. TERM OF OPTION; EMPLOYMENT REQUIREMENT. (a) Except as provided in the limitation set forth in Paragraph 4 above, the term of each option shall be ten (10) years, or such shorter period as may be determined by the Committee, from the date of grant of the option, unless sooner terminated under the provisions of Paragraph 10 or Paragraph 12 below. All or part of the shares may be purchased, subject to the provisions of Paragraph 10 below, at any time or from time to time during the term of the option. No option shall be granted after the termination of the 1997 ISO Plan, but options theretofore granted may be exercised thereafter in accordance with their terms and the provisions of the 1997 ISO Plan.

  (b) Except as otherwise permitted under Paragraph 10 in the case of death of the holder of an option, no option will be exercisable unless at the time of the exercise of the option: (i) the holder thereof has been continuously employed by the Company, one or more subsidiaries, or both the Company and one or more subsidiaries for a period of at least one year, and (ii) the holder thereof is still employed by the Company or one or more subsidiaries; provided, however, that if the holder's employment has terminated not more than ninety (90) days before the exercise of such option under circumstances acceptable to the Committee (whose determination in this regard shall be final and conclusive), then the option will nevertheless be exercisable during the ninety (90) day period notwithstanding termination of employment; and provided, further, that if the holder's employment has terminated not more than one (1) year before the exercise of such option as a result of the holder becoming disabled (within the meaning (S)22(e)(3) of the Code), then the option will nevertheless be exercisable during such one (1) year period.

  (c) Military or sick leave not exceeding ninety (90) days will not be deemed to interrupt or terminate employment for the purposes of this Paragraph 7. Whether military or sick leave in excess of ninety (90) days or other authorized leave of absence will be deemed to interrupt or terminate employment for the purposes of this Paragraph 7 will be determined by the Committee whose determination shall be final and conclusive.

  8. CHANGE OF CONTROL. Unless the Committee determines otherwise, all outstanding options shall become immediately exercisable upon a Change of Control Event. A Change of Control Event shall include (i) any purchase of common stock pursuant to a tender offer or exchange offer (other than by the Company), (ii) the acquisition of 30% or more of the beneficial ownership of the combined voting securities of the Company by any person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Company or its subsidiaries or any employee benefit plan of the Company or any person who was an officer or director of the Company on the effective date of the 1997 ISO Plan, which person or group did not theretofore beneficially own 30% or more of the combined voting securities of the Company, (iii) approval by Company shareholders of a consolidation, a merger in which the Company does not survive, or the sale of substantially all of the Company's assets, or (iv) a change in the composition of a majority of the Company's Board over a two-year period unless the selection or nomination of each of the new members is approved by two-thirds of those remaining members of the Board who were members at the beginning of the two-year period.

  9. OTHER TERMS AND CONDITIONS; WAIVERS. Options will be evidenced by option agreements in such form and containing such terms and conditions as the Committee may determine (but not inconsistent with the provisions of the 1997 ISO Plan) including, without being limited to, the following:

    (a) Each option will be granted on the condition that the purchase of stock thereunder will be for investment purposes and not with a view to resale or distribution, except that such condition will be inoperative if the stock subject to such option is registered under the Securities Act of 1933, as amended, or if in the opinion of counsel for the Company such stock may be resold without registration;

    (b) No option will be transferable by the holder thereof otherwise than by will or by the laws of descent and distribution, and such option will be exercisable during the lifetime of the holder thereof only by the holder; and

    (c) The Committee, in particular cases, before or after the issuance of stock options under the 1997 ISO Plan, may waive any of the conditions imposed by the 1997 ISO Plan upon the issuance or exercise of options; provided, however, that no such waiver shall be made which would cause any outstanding incentive stock option to fail to qualify as an incentive stock option within the meaning of (S)422 of the Code.

  10. TERMINATION OF EMPLOYMENT UPON DEATH. In the event an eligible employee dies while in the employ of the Company or any subsidiary, and at such time such employee holds options under the 1997 ISO Plan, his or her options shall end automatically six (6) months after such death, unless sooner ended by their terms. Prior to the expiration of such six (6) month period, during the term of such options, the executor or administrator of the estate of such eligible employee shall have the right to exercise any option previously granted to such employee hereunder.

  11. READJUSTMENT OF STOCK OR RECAPITALIZATION. Upon any recapitalization or readjustment of the Company's capital stock whereby the character of the present common stock shall be changed, appropriate adjustments shall be made so that the stock to be purchased under the 1997 ISO Plan shall be the equivalent of the present common stock after such readjustment or recapitalization. In the event of a subdivision or combination of the shares of common stock, the Board will proportionately adjust the number of shares that may be optioned and sold to eligible employees and the number of shares which are the subject of outstanding options and the price therefor. In case of reclassification or other change in the shares of common stock, such action will be taken as in the opinion of the Board will be appropriate under the circumstances. Accordingly, in such cases the maximum number of authorized but unissued shares, or shares held as treasury stock, which are subject to the 1997 ISO Plan may be adjusted by the Board without shareholder or any other action.

  12. SALE OF ASSETS, STOCK EXCHANGE, ETC. If the Board recommends that the Company sell substantially all of its assets, or that the holders of substantially all of the shares of outstanding stock sell or exchange their shares to or with any person, firm or corporation, or that the Company merge or consolidate with another corporation, or that the Company be liquidated and dissolved, then in any such event, the Committee may by notice in writing mailed or delivered to each holder of an outstanding option set a date (which date shall be not less than sixty (60) days from the date of mailing or delivering of such written notice) on or before which such outstanding options may be exercised, and all such outstanding options which have not been exercised on or before such date will thereafter expire and be of no further force and effect.

  13. TERM OF PLAN. The 1997 ISO Plan shall become effective on the date of its approval by the shareholders, and subsequent adoption and ratification by the Board, and shall continue in effect until the expiration of ten (10) years from the date of such approval by the shareholders unless sooner terminated as provided herein. The powers of the Committee shall continue in effect after the termination of the 1997 ISO Plan, until exercise or expiration of all options then outstanding.

  14. AMENDMENT AND TERMINATION. The Board at any time may amend, suspend or terminate the 1997 ISO Plan. No action of the Board, however, may without the written consent of the holder, alter or impair any option previously granted under the 1997 ISO Plan (except pursuant to Paragraph 11 or Paragraph 12 above or Paragraph 16 below). In addition, except as provided in the 1997 ISO Plan, no action of the Board may, unless duly approved by the shareholders, (i) increase the maximum number of shares subject to the 1997 ISO Plan; (ii) change the option price or the manner of determining the option price; (iii) extend the period within which options may be granted; (iv) extend the termination date of the 1997 ISO Plan; (v) permit participation by directors who are not officers or employees; or (vi) change the aggregate annual limit provided for under Paragraph 5 above.

  15. OBLIGATION OF THE COMPANY TO ISSUE SHARES. Notwithstanding any other provision of the 1997 ISO Plan, the Company shall not be obligated to issue any shares pursuant to any stock option unless or until:

   (a) the shares with respect to which the option is being exercised have been registered under the Securities Act of 1933, as amended, or are exempt from such registration;

   (b) the prior approval of such sale or issuance has been obtained from any state regulatory body having jurisdiction; and

   (c) in the event the stock has been listed on any stock exchange, the shares with respect to which the option is being exercised have been duly listed on such exchange in accordance with the procedure specified therefor.

  16. QUALIFYING AMENDMENTS. Notwithstanding any other provision hereof to the contrary, the Board shall have the right to amend or modify the terms and provisions of the 1997 ISO Plan, and any option previously granted under the 1997 ISO Plan may be amended or modified by the Committee, to the extent necessary to qualify any or all such options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded employee stock options under (S)422 or any successor provision of the Code.

                                ASTRO-MED, INC.
                  ANNUAL MEETING OF SHAREHOLDERS--MAY 20, 1997

  The undersigned, whose signature appears on the reverse side of this proxy, hereby appoints Albert W. Ondis, Everett V. Pizzuti, Jacques V. Hopkins, Hermann Viets and Neil K. Robertson, or a majority of such of them as shall be present, attorneys with power of substitution and with all the powers the undersigned would possess if personally present, to vote the stock of the undersigned in ASTRO-MED, INC. at the annual meeting of shareholders to be held May 20, 1997, in West Warwick, Rhode Island, and at any adjournments thereof, as follows:

1. ELECTION OF DIRECTORS
                  FOR all            WITHHOLD AUTHORITY to vote for all
                  nominees           nominees listed below ____________________
                  listed below
                  (except as
                  marked to the
                  contrary
                  below) _______

Albert W. Ondis, Everett V. Pizzuti, Jacques V. Hopkins, Hermann Viets and Neil
K. Robertson.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)
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2. PROPOSAL TO APPROVE THE ADOPTION OF THE 1997 ASTRO-MED, INC. INCENTIVE STOCK OPTION PLAN.
                   FOR ____ AGAINST ____ ABSTAIN ____

3. In their discretion, upon such other matters as may properly come before the meeting.

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE SPECIFIED NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.

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                    PLEASE DATE, SIGN AND RETURN THIS PROXY

Dated ____ ,1997               Signed __________________________________________


                               _________________________________________________
                               (Sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian or in a corporate capacity, please give full title as such. In case of joint tenants or multiple owners, each party must sign.)

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


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